As filed with the Securities and Exchange Commission on May 17, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
AMERICAN CAMPUS COMMUNITIES, INC.
(Exact name of registrant as specified in its charter)

Maryland	76-0753089
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
805 Las Cimas Parkway, Suite 400
Austin, Texas 78746
(512) 732-1000
((Name and address, including zip code, and telephone number, including area code, of agent for service)
American Campus Communities 2010 Incentive Award Plan
(Full title of plan)
William C. Bayless, Jr.
President and Chief Executive Officer
American Campus Communities, Inc.
805 Las Cimas Parkway, Suite 400
Austin, Texas 78746
(512) 732-1000
(Name and address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Bryan L. Goolsby
Toni Weinstein
Locke Lord Bissell & Liddell LLP
2200 Ross Avenue, Suite 2200
Dallas, Texas 75201
(214) 740-8000
Fax: (214) 740-8800
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

			Proposed maximum	Proposed maximum
Title of securities	Amount to be		offering price per	aggregate offering	Amount of
to be registered	registered		share(1)	price(1)	registration fee
Common stock, par value $0.01 per share	1,500,000	(2)	$26.09	$39,135,000	$2,791

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act, the proposed maximum offering price per share is based upon the average of the high and low prices for the Registrant’s common stock quoted on the New York Stock Exchange on May 14, 2010.

(2)	In the event of a stock split, stock dividend or similar transaction involving the common stock, the number of shares registered shall be automatically increased to cover additional shares in accordance with Rule 416(a) under the Securities Act.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The information required in Part I of this Registration Statement is included in the prospectus for the American Campus Communities 2010 Incentive Award Plan, which American Campus Communities, Inc. (the “Company”) has excluded from this Registration Statement in accordance with the instructions to Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, filed with the Securities and Exchange Commission (the “Commission”) by the Company, are incorporated by reference into the Registration Statement:
(a)	Annual Report on Form 10-K for the year ended December 31, 2009;

(b)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2010;

(c)	Current Reports on Form 8-K filed on March 24, 2010, April 27, 2010 and May 7, 2010; and

(d)	The description of the Company’s Common Stock, which is contained in the Company’s Registration Statement on Form 8-A, filed on August 4, 2004, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
     In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Company’s Charter contains such a provision, which eliminates such liability to the maximum extent permitted by Maryland law.
     The Company’s Charter also provides that, to the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no director or officer shall be liable to the Company or its stockholders for money damages. The Company’s bylaws obligate the Company, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:
•	any present or former director or officer who is made a party to the proceeding by reason of his or her service in that capacity; or any individual who, while a director of the Company and at the Company’s request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or

•	trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his or her service in that capacity.
     The Company’s Charter and bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.
     Maryland law requires a corporation (unless its charter provides otherwise, which the Company’s Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:
•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith; or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
     However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer only upon the corporation’s receipt of:
•	a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or by another on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.
     The Company has also entered into indemnification agreements with each of its executive officers and directors. The indemnification agreements provide that:
     If a director or executive officer is a party or is threatened to be made a party to any proceeding, other than a proceeding by or in the right of the Company, by reason of such director’s or executive officer’s status as a director, officer or employee of the Company, the Company must indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

•	the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or executive officer actually received an improper personal benefit in money, property or other services; or

•	with respect to any criminal action or proceeding, the director or executive officer had reasonable cause to believe that his or her conduct was unlawful.
     If a director or executive officer is a party or is threatened to be made a party to any proceeding by or in the right of the Company to procure a judgment in the Company’s favor by reason of such director’s or executive officer’s status as a director, officer or employee of the Company, the Company must indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:
•	the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or

•	the director or executive officer actually received an improper personal benefit in money, property or other services;
     provided, however, that the Company will have no obligation to indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, if it has been adjudged that such director or executive officer is liable to the Company with respect to such proceeding.
     Upon application of a director or executive officer of the Company to a court of appropriate jurisdiction, the court may order indemnification of such director or executive officer if:
•	the court determines that such director or executive officer is entitled to indemnification under the applicable section of the laws of the state of Maryland or Maryland law (which includes without limitation, Maryland General Corporation Law, as amended), in which case the director or executive officer shall be entitled to recover from the Company the expenses of securing such indemnification; or

•	the court determines that such director or executive officer is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances, whether or not the director or executive officer has met the standards of conduct set forth in the applicable section of Maryland law or has been adjudged liable for receipt of an improper personal benefit under the applicable section of Maryland law; provided, however, that the Company’s indemnification obligations to such director or executive officer will be limited to the expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with any proceeding by or in the right of the Company or in which the officer or director shall have been adjudged liable for receipt of an improper personal benefit under the applicable section of Maryland law.
     Notwithstanding, and without limiting, any other provisions of the agreements, if a director or executive officer is a party or is threatened to be made a party to any proceeding by reason of such director’s or executive officer’s status as a director, officer or employee of the Company, and such director or executive officer is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such proceeding, the Company must indemnify such director or executive officer for all expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with each successfully resolved claim, issue or matter, including any claim, issue or matter in such a proceeding that is terminated by dismissal, with or without prejudice.
     The Company must pay all indemnifiable expenses in advance of the final disposition of any proceeding if the director or executive officer furnishes the Company with a written affirmation of the director’s or executive officer’s good faith belief that the standard of conduct necessary for indemnification by the Company has been met and a written undertaking to reimburse the Company if a court of competent jurisdiction determines that the director or executive officer is not entitled to indemnification.
     The Company must pay all indemnifiable expenses to the director or executive officer within 20 calendar days following the date the director or executive officer submits proof of the expenses to the Company.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits

Exhibit No.	Description
3.1	Articles of Amendment and Restatement of American Campus Communities, Inc. Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-11 (Registration No. 333-114813) of American Campus Communities, Inc.

3.2	Bylaws of American Campus Communities, Inc. Incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-11 (Registration No. 333-114813) of American Campus Communities, Inc.

4.1	Form of Certificate for Common Stock of American Campus Communities, Inc. Incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-11 (Registration No. 333-114813) of American Campus Communities, Inc.

5	Opinion of Locke Lord Bissell & Liddell LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Locke Lord Bissell & Liddell LLP (included in their opinion filed as Exhibit 5).

99.1	American Campus Communities, Inc. 2010 Incentive Award Plan. Incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K of American Campus Communities, Inc. filed on May 7, 2010 (File No. 001-32265).
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes as follows:
     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Austin, state of Texas, on the 17th day of May, 2010.

AMERICAN CAMPUS COMMUNITIES, INC.
By:	/s/ Jonathan A. Graf
Jonathan A. Graf
Executive Vice President, Chief Financial Officer, Secretary and Treasurer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William C. Bayless, Jr. and Jonathan A. Graf, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him, and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William C. Bayless, Jr. William C. Bayless, Jr.	President and Chief Executive Officer and Director (Principal Executive Officer)	May 17, 2010

/s/ Jonathan A. Graf Jonathan A. Graf	Executive Vice President, Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)	May 17, 2010

/s/ R.D. Burck R.D. Burck	Chairman of the Board of Directors	May 17, 2010

/s/ G. Steven Dawson G. Steven Dawson	Director	May 17, 2010

/s/ Cydney Donnell Cydney Donnell	Director	May 17, 2010

/s/ Edward Lowenthal Edward Lowenthal	Director	May 17, 2010

/s/ Joseph M. Macchione Joseph M. Macchione	Director	May 17, 2010

/s/ Winston W. Walker Winston W. Walker	Director	May 17, 2010

EXHIBIT INDEX

Exhibit No.	Description
3.1	Articles of Amendment and Restatement of American Campus Communities, Inc. Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-11 (Registration No. 333-114813) of American Campus Communities, Inc.

3.2	Bylaws of American Campus Communities, Inc. Incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-11 (Registration No. 333-114813) of American Campus Communities, Inc.

4.1	Form of Certificate for Common Stock of American Campus Communities, Inc. Incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-11 (Registration No. 333-114813) of American Campus Communities, Inc.

5	Opinion of Locke Lord Bissell & Liddell LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Locke Lord Bissell & Liddell LLP (included in their opinion filed as Exhibit 5).

99.1	American Campus Communities, Inc. 2010 Incentive Award Plan. Incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K of American Campus Communities, Inc. filed on May 7, 2010 (File No. 001-32265).